"EXHIBIT 2"



December 15, 1995




To the Board of Directors
Pioneer Railcorp
Peoria, Illinois



Gentlemen:


     It is my opinion that the Shares which are the subject of the Registration Form S-3, dated December 15, 1995, are authorized, validly existing, fully paid and non-assessable Shares of the Company's Class A Common Stock.


Sincerely yours,


/s/ Daniel A. LaKemper
Daniel A. LaKemper,
General Counsel.